Exhibit 99.1
May 18, 2022
Hawkins, Inc.
2381 Rosegate
Roseville, MN 55113

Hawkins, Inc. Reports
Fourth Quarter and Fiscal Year 2022 Results

ROSEVILLE, Minn., May 18, 2022 – Hawkins, Inc. (Nasdaq: HWKN), a leading specialty chemical and ingredients company, today announced fourth quarter and full-year results for its fiscal year ended April 3, 2022.

Fourth Quarter Fiscal Year 2022 Highlights:

•Record quarterly sales in the fourth quarter of $223.0 million, a 37% year-over-year increase.
•Gross profit of $36.3 million for the quarter, a 14% increase over the same period of the prior year, while absorbing $8.2 million in incremental LIFO expense in the quarter.
•Record fourth quarter diluted earnings per share (EPS) of $0.50, which was 16% higher than the same period of the prior year.
•Adjusted earnings before interest, taxes, depreciation, and amortization (adjusted EBITDA), a non-GAAP measure, of $22.3 million, an 11% increase over the same period of the prior year.

Full-Year Fiscal Year 2022 Highlights:

•Record annual sales of $774.5 million for fiscal 2022, a 30% year-over-year increase.
•Record gross profit of $146.5 million for the year, an 18% increase over the prior year, which contributed to a 27% year-over-year increase in operating income.
•Record diluted EPS of $2.44, which was $0.51, or 26%, higher than fiscal 2021.
•Record adjusted EBITDA, a non-GAAP measure, of $99.7 million, an increase of 19% over fiscal 2021.
•Full year net income increased 26% over the prior year.
•Paid cash dividends of $0.5225 per share for the year, representing an increase of 11% over the prior year. This marks the 37th consecutive year of paying a dividend.
•Completed three acquisitions during the year.
•Ended the year with net debt of $123 million and a leverage ratio of 1.25x.
•Issued our second annual ESG report, with a goal of being carbon neutral by 2040.

Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:

“For the third year in a row we generated record operating income, net income, diluted EPS, and adjusted EBITDA, while achieving record sales of $775 million and adjusted EBITDA of $100 million in fiscal 2022. This strong three-year run has delivered compounded EPS growth of 29% over that timeframe. This performance is the result of the hard work by our many employees, our innovative solutions to the opportunities that have arisen, as well as outstanding relationships with our customers and suppliers, which we never take for granted. In fiscal 2022, we made significant investments in added personnel and other resources that we expect to leverage in the coming years to grow the business.”

Mr. Hawkins, continued, “We had 30% revenue growth for the year, which included the results of our six acquisitions over the past 18 months and a 27% organic growth from our existing business, with all three reporting segments growing over the prior year. Sales in our Industrial segment grew 42% over the prior year, with more than half of the year-over-year growth coming from our higher-margin business in agricultural, pharmaceutical and food ingredient product lines. Our margins continued to be impacted by macro-economic pressures, including inflation and global supply chain disruptions. Despite these headwinds, we generated $71 million of operating income, an increase of $15 million over the prior year and included a LIFO impact of nearly $16 million in fiscal 2022 due to unprecedented rising raw material costs. We look forward to continuing our topline growth into fiscal 2023 and managing our cost structure to drive our bottom line.”

Fourth Quarter and Fiscal Year Financial Highlights:

NET INCOME

For the fourth quarter of fiscal 2022, the Company reported net income of $10.6 million, or $0.50 per diluted share, compared to net income for the fourth quarter of fiscal 2021 of $9.1 million, or $0.43 per diluted share.

For the full year, the Company reported record net income of $51.5 million, or $2.44 per diluted share, compared to net income for fiscal 2021 of $41.0 million, or $1.93 per diluted share.

REVENUE

For the fourth quarter of fiscal 2022, sales were $223.0 million, an increase of $60.0 million, or 37%, from sales of $163.0 million a year ago. Industrial segment sales increased $41.0 million, or 54%, to $117.4 million for the current quarter, as compared to $76.3 million for the same period a year ago. We estimate the impact of the extra week in the quarter to be approximately $10.0 million in additional sales in the Industrial segment. In addition, the increase in sales was driven by increased selling prices on many of our products driven by higher costs on many of our raw materials, as well as increased sales volumes of our bulk and our manufactured, blended and repackaged products. Water Treatment segment sales increased $18.5 million, or 45%, to $60.0 million for the current quarter, as compared to $41.5 million for the same period a year ago. We estimate the impact of the extra week in the quarter to be approximately $4.0 million in additional sales in the Water Treatment segment. In addition, sales increased as a result of increased demand for our products as well as the added sales from acquisitions. Health and Nutrition segment sales increased $0.4 million, or 1%, to $45.6 million for the current quarter, as compared to $45.2 million for the same period a year ago. We estimate the impact of the extra week in the quarter to be approximately $3.5 million in additional sales in the Health and Nutrition segment, which was partially offset by the normalizing of demand for our manufactured products when compared to the temporary COVID-driven increase in demand these products experienced in the prior year.

For fiscal 2022, Industrial segment sales were $386.9 million, an increase of 42% from fiscal 2021 sales of $273.4 million. Water Treatment segment sales were $228.1 million for the year, an increase of 34% over last year’s sales of $170.0 million. Sales for our Health and Nutrition segment were $159.5 million in fiscal 2022, an increase of 4% from fiscal 2021 sales of $153.5 million. We estimate the total impact of the extra week in the year to be approximately $17.5 million.

GROSS PROFIT

Company-wide gross profit for fiscal 2022 increased $22.8 million, or 18%, to $146.5 million, or 19% of sales, from $123.8 million, or 21% of sales, for the same period of the prior year. During fiscal 2022, the LIFO reserve increased, and gross profits decreased, by $15.8 million, primarily due to rising input costs. In fiscal 2021, the LIFO reserve decreased, and gross profits increased, by $0.1 million. We estimated the impact of the 53rd week in fiscal 2022 to be approximately $3.6 million in additional gross profit.

Gross profit for the Industrial segment increased $16.3 million, or 38%, to $59.6 million, or 15% of sales, for fiscal 2022, from $43.3 million, or 16% of sales, for fiscal 2021. During fiscal 2022, the LIFO reserve increased, and gross profits decreased, by $10.4 million, primarily due to rising raw material costs. In fiscal 2021, the LIFO reserve decreased, and gross profits increased, by $0.2 million. We estimated the impact of the 53rd week in fiscal 2022 to be approximately $1.9 million in additional gross profit in the Industrial segment. In addition, gross profit increased as a result of the increase in sales, partially offset by the negative impact as a result of the increase in LIFO reserve.

Gross profit for the Water Treatment segment increased $7.8 million, or 17%, to $54.6 million, or 24% of sales, for fiscal 2022, from $46.8 million, or 28% of sales, for fiscal 2021. During fiscal 2022, the LIFO reserve increased, and gross profits decreased, by $5.4 million, primarily due to rising raw material costs. During fiscal 2021, the LIFO reserve increased, and gross profit decreased, by $0.1 million. We estimated the impact of the 53rd week in fiscal 2022 to be approximately $1.0 million in additional gross profit in the Water Treatment segment. In addition, gross profit increased as a result of the increase in sales.

Gross profit for the Health and Nutrition segment decreased $1.3 million, or 4%, to $32.3 million, or 20% of sales, for fiscal 2022, from $33.6 million, or 22% of sales, for fiscal 2021. We estimated the impact of the 53rd week in fiscal 2022 to be approximately $0.7 million in additional gross profit in the Health and Nutrition segment. This increase was more than offset by a decrease in gross profit resulting from a decline in sales of our manufactured products which generally have higher per-unit margins than our specialty distributed products.

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES

Selling, general and administrative ("SG&A") expenses increased to $75.3 million, or 10% of sales, for fiscal 2022 from $67.9 million, or 11% of sales, for fiscal 2021. We estimated the impact of the 53rd week in fiscal 2022 to be approximately $1.0 million in additional SG&A expense. In addition, expenses increased in part due to the added costs from the acquired businesses in the Water Treatment segment, an increase in variable incentive compensation, increased costs due to added personnel and other resources as we invest to grow the business, and normalization of travel and other variable expenses to pre-COVID levels.

ADJUSTED EBITDA

Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended April 3, 2022 was $22.3 million, an increase of $2.2 million, or 11%, from adjusted EBITDA of $20.1 million for the same period in the prior year. Full-year adjusted EBITDA was $99.7 million, an increase of $15.8 million, or 19%, from adjusted EBITDA of $83.9 million for fiscal 2021. The increase was due to the impact of improved gross profits discussed above.

Our effective income tax rate was relatively flat at approximately 26.5% for both fiscal 2022 and 2021.

About Hawkins, Inc.

Hawkins, Inc. was founded in 1938 and is a leading specialty chemical and ingredients company that formulates, distributes, blends and manufactures products for its Industrial, Water Treatment, and Health & Nutrition customers. Headquartered in Roseville, Minnesota, and with 49 facilities in 24 states, the Company creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $775 million of revenue in fiscal 2022 and has approximately 800 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation, and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended		Fiscal Year Ended
(In thousands)	April 3, 2022	March 28, 2021	April 3, 2022	March 28, 2021
Net income (GAAP)	$10,577	$9,081	$51,542	$40,980
Interest expense	409	366	1,404	1,467
Income tax expense	3,864	3,586	18,437	14,871
Amortization of intangibles	1,758	1,602	6,462	5,839
Depreciation expense	4,512	4,331	17,667	16,829
Non-cash compensation expense	1,111	1,040	3,818	3,343
Non-recurring acquisition expense	73	54	369	562
Adjusted EBITDA	$22,304	$20,060	$99,699	$83,891

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended		Fiscal Year Ended
	April 3, 2022	March 28, 2021	April 3, 2022	March 28, 2021
	(unaudited)
Sales	$222,973	$162,971	$774,541	$596,871
Cost of sales	(186,654)	(131,221)	(628,021)	(473,109)
Gross profit	36,319	31,750	146,520	123,762
Selling, general and administrative expenses	(21,110)	(18,875)	(75,326)	(67,884)
Operating income	15,209	12,875	71,194	55,878
Interest expense, net	(409)	(366)	(1,404)	(1,467)
Other income (expense)	(359)	158	189	1,440
Income before income taxes	14,441	12,667	69,979	55,851
Income tax expense	(3,864)	(3,586)	(18,437)	(14,871)
Net income	$10,577	$9,081	$51,542	$40,980

Weighted average number of shares outstanding-basic	20,887,460	20,968,248	20,947,234	21,024,344
Weighted average number of shares outstanding-diluted	21,078,783	21,194,455	21,135,258	21,260,296

Basic earnings per share	$0.51	$0.43	$2.46	$1.95
Diluted earnings per share	$0.50	$0.43	$2.44	$1.93

HAWKINS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share and per-share data)

	April 3, 2022	March 28, 2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$3,496	$2,998
Trade accounts receivables, net	122,826	90,603
Inventories	94,985	63,864
Prepaid expenses and other current assets	6,431	5,542
Total current assets	227,738	163,007
PROPERTY, PLANT, AND EQUIPMENT:
Land	16,640	15,235
Buildings and improvements	118,369	120,410
Machinery and equipment	114,763	109,353
Transportation equipment	43,968	37,646
Office furniture and equipment	10,315	17,760
	304,055	300,404
Less accumulated depreciation	142,209	155,792
Net property, plant, and equipment	161,846	144,612
OTHER ASSETS:
Right-of-use assets	10,606	11,630
Goodwill	77,401	70,720
Intangible assets, net	80,193	76,368
Deferred compensation plan asset	6,783	5,726
Other	2,761	487
Total other assets	177,744	164,931
Total assets	$567,328	$472,550
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$66,693	$37,313
Accrued payroll and employee benefits	19,034	18,048
Current portion of long-term debt	9,913	9,907
Short-term lease liability	1,657	1,587
Container deposits	1,558	1,452
Other current liabilities	2,611	2,155
Total current liabilities	101,466	70,462
LONG-TERM DEBT, LESS CURRENT PORTION	115,644	88,845
LONG-TERM LEASE LIABILITY	9,143	10,231
PENSION WITHDRAWAL LIABILITY	4,276	4,631
DEFERRED COMPENSATION LIABILITY	8,402	7,322
DEFERRED INCOME TAXES	23,422	24,445
OTHER LONG-TERM LIABILITIES	2,374	1,368
Total liabilities	264,727	207,304
COMMITMENTS AND CONTINGENCIES	—	—
SHAREHOLDERS’ EQUITY:
Common shares; authorized: 60,000,000 shares of $0.01 par value; 20,889,777 and 20,969,746 shares issued and outstanding for 2022 and 2021, respectively	209	210
Additional paid-in capital	46,717	51,138
Retained earnings	254,384	213,898
Accumulated other comprehensive income	1,291	—
Total shareholders’ equity	302,601	265,246
Total liabilities and shareholders’ equity	$567,328	$472,550

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Fiscal Year Ended
	April 3, 2022	March 28, 2021
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$51,542	$40,980
Reconciliation to cash flows:
Depreciation and amortization	24,129	22,669
Operating leases	1,899	1,896
Gain on deferred compensation assets	(189)	(1,440)
Deferred income taxes	(1,501)	(689)
Stock compensation expense	3,818	3,343
Other	545	203
Changes in operating accounts (using) providing cash, net of acquisitions:
Trade receivables	(30,526)	(21,323)
Inventories	(30,034)	(7,960)
Accounts payable	25,138	2,551
Accrued liabilities	2,723	7,554
Lease liabilities	(1,907)	(1,837)
Income taxes	214	(235)
Other	(3,014)	(1,919)
Net cash provided by operating activities	42,837	43,793
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant, and equipment	(28,512)	(20,794)
Acquisitions	(21,546)	(51,000)
Other	302	362
Net cash used in investing activities	(49,756)	(71,432)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends paid	(11,056)	(10,029)
New shares issued	1,772	1,583
Shares surrendered for payroll taxes	(1,467)	(54)
Shares repurchased	(8,545)	(4,140)
Payments for debt issuance costs	(287)	—
Payments on senior secured revolving loan	(15,000)	(37,000)
Borrowings on senior secured revolving loan	42,000	76,000
Net cash provided by financing activities	7,417	26,360
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	498	(1,279)
CASH AND CASH EQUIVALENTS - beginning of year	2,998	4,277
CASH AND CASH EQUIVALENTS - end of year	$3,496	$2,998
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION-
Cash paid during the year for income taxes	$19,726	$15,783
Cash paid for interest	1,197	1,288
Noncash investing activities - Capital expenditures in accounts payable	3,733	626

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Industrial	Water Treatment	Health and Nutrition	Total

Fiscal Year Ended April 3, 2022:
Sales	$386,938	$228,133	$159,470	$774,541
Gross profit	59,606	54,571	32,343	146,520
Selling, general, and administrative expenses	28,127	31,357	15,842	75,326
Operating income	31,479	23,214	16,501	71,194

Fiscal Year Ended March 28, 2021:
Sales	$273,361	$170,004	$153,506	$596,871
Gross profit	43,337	46,793	33,632	123,762
Selling, general, and administrative expenses	27,033	24,453	16,398	67,884
Operating income (loss)	16,304	22,340	17,234	55,878

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, changes in regulation, availability of technological improvements, the impact and severity of the COVID-19 outbreak, changes in the labor markets, our available cash for investments, changes in competition and price pressures, changes in demand and customer requirements or processes for our products, availability of product and disruptions to supplies, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 28, 2021, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com